EXHIBIT (H)(17)

           AMENDMENT TO AMENDED AND RESTATED ADMINISTRATION AGREEMENT

         THIS AMENDMENT TO AMENDED AND RESTATED ADMINISTRATION AGREEMENT (this "AMENDMENT") is entered into as of the 1st day of September, 2007, by and between The Advisors' Inner Circle Fund, a Massachusetts business trust (the "TRUST"), on behalf of the Cambiar Funds (the "FUNDS"), and SEI Investments Global Funds Services, a Delaware business trust ("SEI GFS"). For purposes of this Amendment, Cambiar Investors, LLC, adviser of the Funds, shall be referred to as the "ADVISOR."

         WHEREAS, the Trust and SEI GFS entered into an Amended and Restated Administration Agreement, dated as of the 12th day of November, 2002 (the "AGREEMENT"); and

         WHEREAS, the Trust, on behalf of the Funds, and SEI GFS desire to amend the Agreement as provided herein.

         NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto intending to be legally bound agree as follows:

         1. ADDITION OF NEW SCHEDULE TO THE AGREEMENT. Pursuant to Article 4 of the Agreement, a new Schedule is added to the Agreement as set forth in Attachment 1 to this Amendment.

         2. RATIFICATION OF AGREEMENT. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

         3. COUNTERPARTS. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original, facsimile or scanned signature of each of the parties hereto. This Amendment may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         4. GOVERNING LAW. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflict of law provisions thereof.

         5. BINDING EFFECT. This Amendment shall be binding upon, and shall inure to the benefit of the Trust, the Funds, SEI GFS and their respective permitted successors and assigns.

         6. ENTIRE AGREEMENT. This Amendment sets forth the entire understanding of the parties with respect to the subject matter hereof. This Amendment supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral.

                            [Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.


THE ADVISORS' INNER CIRCLE FUND,
On behalf of the Cambiar Funds

BY:  /S/ CAROLYN MEAD
     -------------------------------------
         Name: Carolyn Mead
         Title: Vice President & Secretary


SEI INVESTMENTS GLOBAL FUNDS SERVICES

BY:  /S/ STEPHEN G. MEYER
     --------------------------
         Name: Stephen G. Meyer
         Title: President & CEO


AGREED TO AND ACCEPTED BY:
Cambiar Investors, LLC, its Advisor

BY:  /S/ NANCY WIGTON
     ----------------------
         Name: Nancy Wigton
         Title: Principal

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                                  ATTACHMENT 1

                             CAMBIAR INVESTORS, LLC

                          CAMBIAR OPPORTUNITY PORTFOLIO
                     CAMBIAR INTERNATIONAL EQUITY PORTFOLIO
                         CAMBIAR SMALL MID CAP PORTFOLIO
                       CAMBIAR AGGRESSIVE VALUE PORTFOLIO

                       SCHEDULE A DATED SEPTMEBER 1, 2007
                                       TO
                  AMENDED AND RESTATED ADMINISTRATION AGREEMENT
                          DATED AS OF NOVEMBER 12, 2002
                                     BETWEEN
                        THE ADVISORS' INNER CIRCLE FUND,
                         ON BEHALF OF THE CAMBIAR FUNDS
                                       AND
                      SEI INVESTMENTS GLOBAL FUNDS SERVICES

FUNDS:              Cambiar Opportunity Portfolio
                    Cambiar International Equity Portfolio
                    Cambiar Small Mid Cap Portfolio
                    Cambiar Aggressive Value Portfolio

FEES: The following fees are due and payable monthly to SEI GFS pursuant to Article 4 of the Agreement, except to the extent the Advisor agrees to waive its fees or reimburse the Funds expenses, in which case such fees shall be paid by the Advisor. Each Fund will be charged the greater of its Asset Based Fee or its Annual Minimum Fee, in each case calculated in the manner set forth below.

ASSET BASED FEE:    8 basis points on the first $500 million in assets;
                    6 basis points for the next $500 million in assets;
                    4.5 basis points for the next $2 billion in assets; and
                    3.5 basis points for all assets greater than $3 billion

The Asset Based Fee shall be calculated based on the aggregate average daily net assets of the Portfolios administered hereunder during the period. Asset Based Fees so calculated shall be allocated to each Portfolio on a pro-rata basis based on the average daily net assets of each Portfolio during the period.

PORTFOLIO ANNUAL
MINIMUM FEES:       The Portfolio Annual Minimum Fee shall be $300,000 based on the four existing Portfolios. The Portfolio Annual Minimum
                    Fees shall thereafter be increased at a rate of $75,000 per additional Portfolio established after the date hereof.

                    In addition, the Portfolio Annual Minimum Fees shall be increased by $10,000 for each Class (not including the first Class) of any Portfolio established after the date hereof.

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                    The Portfolio Annual Minimum Fees shall also be increased by an amount determined by the sum of the following amount (in the aggregate for all Portfolios):

                    o $6.50 for each Investor Service or Broker Dealer call in excess of 150 calls per month;
                    o $12.30 for each e-mail response exceeding of 20 responses per month;
                    o $0.75 for each VRU call exceeding of 25 VRU calls per
                      month.

                    The Portfolio Annual Minimum Fees so calculated shall be allocated to each Portfolio on a pro-rata basis based on the average daily net assets of each Portfolio during the period.

BUYOUT PROVISIONS:  In the event of termination of this Agreement with respect to a Portfolio in accordance with the terms of Item (c)(iii) of the "Term" provisions herein, the Adviser, shall on or before the closing date of such merger, make a one-time payment to the Administrator, in full satisfaction of the Portfolio's contractual obligations hereunder, in an amount equal to 45% of the amounts that would be payable to SEI GFS by the Portfolio hereunder if this Agreement were to remain in effect for the duration of the then-current term. In computing such amount, it shall be assumed that the Portfolio average daily net assets will remain constant (i.e., - no additional purchases, no redemptions) for the duration of the then-current term. The amount so computed shall be subject to a maximum payment amount that shall vary in accordance with the remaining terms of the contract.

                    Two or more years remaining term             $300,000
                    One to two years remaining term              $275,000
                    Less than one year remaining term            $250,000

ADVISER EXPENSE
REPAYMENT:          Any ad all out-of-pocket fees, costs, or expenses advanced by SEI GFS, in its sole discretion, on behalf of the undersigned Adviser, as a result of any failure to fully satisfy and comply with any and all applicable Portfolio expense caps or expense ratio limits, shall be the responsibility of the Adviser and shall be promptly repaid to SEI ("Repayment Obligation"). Any such Repayment
                    Obligation of the Adviser shall survive (i) the termination of this Agreement and (ii) any merger or liquidation of any subject Portfolio, unless and until the Repayment Obligation is indefeasibly paid in full.

TERM: Pursuant to Article 6, this Agreement shall become effective on the date hereof, September 1, 2007 and shall remain in full force and effect through October 31, 2011 (the "Initial Term") and thereafter shall automatically renew and continue in full force and effect, for successive terms of one (1) year each (each a "Renewal Term"), unless and until this Agreement is terminated as herein provided. This Schedule may be terminated only: (a) by either party at the end of the Initial Term or the end of any Renewal Term on ninety
                    (90) days prior written notice to the other party; (b) by either party hereto on such date as is


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                    specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least forty-five (45) days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; or (c) as to any Portfolio, upon thirty (30) days prior written notice to the Administrator, effective
                    (i) upon the full liquidation of any such Portfolio, (ii) upon the complete merger of a Portfolio into another Portfolio within the AIC Trust, (iii) upon the complete merger of a Portfolio into another Portfolio within a Cambiar sponsored trust for which SEI Global Funds Services serves as administrator, (iv) upon the complete merger of a Portfolio into another Portfolio for which SEI Global Funds Services does not serve as administrator provided the "buyout provisions" described above are satisfied or (v) upon any "change of control" of the Adviser by sale, merger, reorganization or acquisition, or in the event of the sale, merger or other disposition of substantially all of the assets of the Adviser to a third party. For purposes of this paragraph, the term "liquidation" shall mean a transaction in which the assets of a portfolio are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of shareholders in the entity and the term, "change of control" shall mean any transaction that results in the transfer of right, title and ownership of fifty-one percent or more of the equity interests of the Adviser to a third party.

                    Additionally, this Agreement may be terminated by Cambiar without penalty at the end of the first year if SEI fails to achieve at least a 60% success rate for proper listing of the Cambiar Funds on prominent "infomediaries." Examples of infomediaries include Bloomberg, New York Time, Wall Street Journal, Barrons, etc. Success is defined as correcting any issues or providing a well-defined reason for not correcting any issues within 30 days of notification of the issue by Cambiar.

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